Rule 424(b)(2)
Registration Nos. 33-62085
                                 NASD File No. 950825005
PRICING SUPPLEMENT NO. 209
Dated October 15, 1996, to Prospectus
Supplement dated September 25, 1996
and Prospectus dated September 25, 1996

                   LEHMAN BROTHERS HOLDINGS INC.
                    Medium-Term Notes, Series E
                         (Floating Rate)
       Due from Nine Months to 30 years from Date of Issue

Price to Public: 99.822%   Initial Interest Rate: One (1) Month
Agent's Commission: .45%                          LIBOR Telerate
                                                 posted on 10/16/96
Interest Rate Basis:
(  ) Treasury Rate                 Original Issue Date: 10/18/96
( X) LIBOR - 1 month               Maturity Date: 10/18/00
(  ) Commercial Paper Rate         Maximum Interest Rate:______%
(  ) Federal Funds Effective Rate  Minimum Interest Rate:______%
(  ) Prime Rate                    Spread Multiplier:__________%
(  ) Other                         Spread (+ -) +.45%

Index Maturity: Monthly

Interest Payment Period:  Monthly

Interest Reset Period:   Monthly

Interest Reset Dates: 18th of each month

Interest Determination Dates: Two (2) London/NY business days prior to interest payment dates

Interest Payment Dates:  18th of each month, and at maturity

The aggregate principal amount of this offering is $10,000,000 and relates only to Pricing Supplement No. 209. Medium-Term Notes, Series E may be issued by the company in aggregate principal amount of up to $6,267,500,000 and, to date, including this offering, an aggregate of $6,757,825,000 Medium-Term Notes, Series E has been issued and $3,685,240,000 are outstanding.

      SUPPLEMENTAL UNITED STATES FEDERAL INCOME TAX DISCLOSURE

Under the OID Regulations, the Notes will be treated as variable rate debt instruments that have de minimis OID. A United States Holder of the Notes generally must include such de minimis OID in income as stated principal payments on the Notes are made. Any amount of de minimis OID that has been included in income shall be treated as capital gain.

A United States Holder of the Notes should refer to the Prospectus Supplement to which this Pricing Supplement relates for further tax disclosure.